Exhibit 10.1

LANDFILL GAS PURCHASE AND SALE AGREEMENT

This Landfill Gas Sales Agreement is made and entered into this 11th day of April, 2008, (“Effective Date”) by and between the City of Sioux Falls, South Dakota, a municipality chartered under the laws of the State of South Dakota, hereinafter “Seller” and Great Plains Ethanol, LLC, d/b/a POET Biorefining—Chancellor, a limited liability corporation, duly organized and validly existing under the laws of the state of South Dakota, hereinafter “Buyer”.

WHEREAS, Seller owns and operates the Sioux Falls Regional Sanitary Landfill, hereinafter “Landfill,” located in Minnehaha, Lincoln, and Turner Counties, in South Dakota as shown on Exhibit A attached hereto; and

WHEREAS, Buyer owns and operates an ethanol production facility, hereinafter the “Facility,” located in Turner County, South Dakota, approximately ten miles from the Landfill; and

WHEREAS, the Landfill produces Landfill Gas, hereinafter “LFG,” from the decomposition of solid waste brought to the Landfill for disposal; and

WHEREAS, Seller desires to sell and deliver the LFG directly to Buyer’s Facility and to construct a pipeline from the Landfill to a designated location at or within the Facility for that purpose; and

WHEREAS, Buyer desires to purchase from Seller LFG produced at the Landfill during the term of this Agreement; and

NOW, THEREFORE, and based upon the mutual agreements and covenants hereinafter set forth, the parties do hereby agree as follows:

ARTICLE I—DEFINITIONS

Unless otherwise required by the context in which any defined term appears, the following terms shall have the meaning assigned to them in this Article for all purposes including the recitals:

1.1                               BTU means British Thermal Units or the amount of heat required to raise the temperature of one pound of water one (1) degree Fahrenheit at sixty (60) degrees Fahrenheit and MMBTU means one million BTU.

1.2                               MMBTU Content shall be the MMBTU content of the LFG and shall be calculated based on the following equation:

MMBTU Content = [% Methane Content] x [970 BTU/Standard Cubic Foot].

1.3                               Facility Flow Meter means the landfill gas flow meter purchased and installed by Seller at the Facility which will be used to measure the quantity of LFG purchased by Buyer under this Agreement.

1.4                               Landfill Flow Meter means the landfill gas flow meter purchased and installed by Seller at the Landfill which will be used to measure the quantity of LFG put into the pipeline at the Landfill.

1.5                               Landfill Methane Meter means the meter purchased and installed by Seller at the Landfill which will be used to measure the percent methane content of the LFG purchased by Buyer under this Agreement. The percent methane will be used to calculate the MMBTU Content as shown in Section 1.2.

1.6                               Delivery Point means the location of the Facility Flow Meter at the Facility as described in Section 1.3 above.

1.7                               Force Majeure means acts of God; explosions, strikes, lockouts; acts of the public enemy, wars, blockades, insurrections, riots; epidemics, landslides, lightning, earthquakes; damage to or destruction of Seller’s landfill gas wells caused by third parties (except as otherwise provided below); enactment of statutes, laws, orders, or regulations; the binding order of any court or governmental authority which has been resisted in good faith by all reasonable legal means, or any other cause, whether of the kind herein enumerated, or otherwise, not within the control of the party claiming suspension and which by the exercise of due diligence such party is unable to prevent or overcome.

1.8                               Hazardous Materials means all materials which have been determined to be hazardous to health or the environment by virtue of being defined by the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation, and Liability Act, regulated by the Toxic Substances Control Act, the Federal Insecticide, Fungicide, and Rodenticide Act, or regulated by any other applicable federal, state, or local law. Reference to specific statutes includes amendments as they are made from time to time, as well as the regulations promulgated thereunder.

1.9                               Landfill Gas or LFG means any and all gases resulting from the anaerobic decomposition of refuse material within the Landfill, consisting principally of methane, carbon dioxide, and traces of other constituent gases.

1.10                        Scheduled Interruptions means an interruption resulting when all or a portion of the respective systems owned by either Buyer or Seller is deliberately taken out of service at a selected time for purposes of maintenance, repair, or construction.

1.11                        Unscheduled Interruptions means an interruption resulting when all or a portion of the respective systems owned by either Buyer or Seller is taken out of service at an unexpected time due to an outage caused by equipment failure, human error, or other unexpected condition.

ARTICLE II—CONSTRUCTION OF LANDFILL GAS EQUIPMENT AND FACILITIES

2.1                               Seller’s Equipment. Seller shall be solely responsible and liable for designing, constructing, operating, maintaining, and repairing any and all equipment and facilities located on its property and used to extract, capture, handle, store, and/or transport the LFG from the Landfill to the Buyer’s property. Seller shall be responsible for construction and operation of an underground pipeline from the Landfill to the Facility Flow Meter along the pipeline route shown in Exhibit A. The pipeline shall be used for transferring LFG from the Landfill to the Delivery Point. Seller shall be solely responsible for maintaining the pipeline during the term of this Agreement. Seller shall be fully and solely responsible and liable for operating, maintaining, and repairing Seller’s Equipment, and shall be deemed the operator of such pipeline and equipment for purposes of the South Dakota One-Call (SDCL 49-7A). Seller shall be responsible for obtaining all permits and other authorizations relating to the construction and operation of Seller’s Equipment. Seller shall indemnify and hold Buyer harmless from and against any and all claims, actions, losses, damages, and expenses relating to or arising from Seller’s ownership, use, operating, repair, and/or maintenance of Seller’s Equipment. Buyer shall grant Seller an easement across its property from the point where the underground pipeline enters the property to the Delivery Point. Buyer shall reimburse Seller for all costs associated with the construction, maintenance, and repair of that portion of the underground pipeline located upon Buyer’s property in accordance with the following terms and conditions:

•                  The construction cost will be based on the length of pipeline on the Buyer’s property compared to the entire pipeline length.

•                  Annual inspection and maintenance costs for the pipeline will be based on the length of pipeline on the Buyer’s property compared to the entire pipeline length.

•                  Repairs of the pipeline on the Buyer’s property will be paid for solely by the Buyer.

2.2                               Buyer’s Equipment. Buyer shall be solely responsible for any retrofit of its equipment required for the ultimate use of the LFG.

2.3                               Mutual Support. Each party shall exercise reasonable efforts to support and assist the other party in the acquisition of all permits and authorizations and in fulfilling the obligations described above. Such support shall include participating in regulatory proceedings and providing information concerning each party’s operations.

ARTICLE III—SALE AND PURCHASE OF LANDFILL GAS

3.1                               Sale and Purchase: Quantity—Except as provided in Section 3.2 below: Seller shall make available to Buyer for purchase all of the LFG that Seller extracts from the Landfill. It is the mutual expectation of Seller and Buyer that the Landfill will generate, and Seller will make available to Buyer, those quantities of Landfill Gas as described in Exhibit B attached hereto and incorporated herein. Seller agrees to deliver and sell to Buyer and Buyer agrees to accept and purchase from Seller all of its LFG up to those quantities shown in Exhibit B, available for use by Buyer in Buyer’s Facility, starting on the date that LFG is first delivered by Seller to the Delivery Point. Buyer will not be obligated to pay Seller for any LFG requirements until the date that Seller begins providing delivery of LFG to the Delivery Point. Any LFG produced by the Seller in excess of the quantities shown in Exhibit B will be made available for purchase by Buyer, but Buyer shall not be required to purchase such gas. Buyer shall notify Seller for the subsequent quarter in writing no later than the first day of the preceding quarter during the term of this Agreement whether it intends to accept LFG in excess of the amounts shown in Exhibit B and the amount it would accept if available for the succeeding quarter (for purposes of clarity, Buyer shall give notice by January 1 for each quarter beginning April 1 of that calendar year, by April 1 for the quarter starting July 1 of that calendar year, by July 1 for each quarter starting October 1 of that calendar year, and by October 1 for each quarter starting January 1 of the following calendar year). Notwithstanding the twelve (12)-month moratorium identified in Section 5.1, should Buyer fail to accept excess LFG for three consecutive quarters, Seller shall no longer be required to make such excess production available to Buyer as provided for herein. Once notice is given as set forth above, the election shall be binding upon both Buyer and Seller.

3.2                               Price. The price of LFG for the amounts identified in Exhibit B and purchased by Buyer during the term of this Agreement shall be $4.00 per MMBTU plus applicable taxes and fees. For any amounts of LFG provided in excess of the amounts identified in Exhibit B, Buyer shall pay Seller $2.50 per MMBTU plus applicable taxes and fees. If the Buyer extends the term of this Agreement as provided for in Article 4.1 of this Agreement, the price per MMBTU of all LFG sold under this Agreement during the extended period after the initial ten (10)-year term of the Agreement, will vary monthly based on the market price of natural gas. The price for LFG in each month during the extended period after the initial ten (10)-year term of the Agreement will be equal to 50 percent of the closing NYMEX® Henry Hub Natural Gas price as of the close of trading on the last trading day prior to each month. All LFG sold under this Agreement is subject to price adjustments as provided for in Article 5.1 of this Agreement.

3.3                               Invoices, Payment. Seller shall electronically record the total monthly LFG flow for the monthly period between the 26th day and the 25th day of each monthly period from the Facility Flow Meter. Seller shall calculate MMBTU Content based on the average methane content recorded electronically by the Landfill Methane Meter over the monthly invoicing period. Seller shall prepare and send to Buyer by the 15th day of each month an invoice which shall be accompanied by a report showing amounts for monthly LFG volume, average methane content, and calculated monthly MMBTUs. Buyer shall remit payment to Seller within thirty (30) days following receipt of Seller’s invoices, which payment date shall be identified on Seller’s invoices.

3.4                               Meter Tests. Seller shall maintain the meters used to measure the LFG in good condition and repair, and shall have their respective meter inspected periodically by a reputable third party, but at least once each year. Copies of the inspection reports shall be made available to the other party upon request.

3.5                               Meter Out-of-Service. If, for any reason, the Facility Flow Meter is out-of-service or out-of-repair so that the amount of LFG delivered and used by Buyer cannot be ascertained or determined from its readings, the volume content of LFG delivered to Buyer during such period when the Facility Flow Meter is out-of-service shall be determined by utilizing readings from the Landfill Flow Meter installed by Seller at the Landfill taking into account any recurring changes in volume between the Landfill Flow Meter and the Facility Flow Meter.

3.6                               Errors in Billing. Should either party find at any time within one (1) year after the date of any invoice rendered by Seller that there has been an undercharge or an overcharge in the amount billed in the invoice, the party finding the error shall promptly notify the other party in writing. In the case of an undercharge, Seller shall submit a statement for such undercharge, and Buyer, upon verifying the same, shall pay such an amount within thirty (30) days after receipt of the statement but without interest. In the case of an overcharge, Seller shall refund the amount of the overcharge to Buyer within thirty (30) days of notification by Buyer, but without interest. Neither Seller nor Buyer shall have any liability for any undercharge or overcharge relating to invoices over one year old.

ARTICLE IV—TERM, TERMINATION, AND DEFAULTS

4.1                               Term. Subject to the other provisions contained herein, this Agreement shall become effective on the date of execution and shall continue in effect for a period of ten (10) years beginning on the date of first delivery of LFG to the Facility. No later than 24 months prior to expiration of this Agreement, the Buyer can give written notice to the Seller that it wishes to extend the term of this Agreement for an additional five (5) years beyond the initial ten (10)-year termination date.

4.2                               Seller’s Right to Terminate. Seller shall have the right to terminate this Agreement by written notice to Buyer submitted not later than thirty (30) days following the occurrence of any of the following:

(a)                                  Should Buyer commit a material breach of this Agreement and such breach remains uncured for 30 days following written notice of such breach from Seller.

(b)                                 Should Buyer fail to perform its obligations under this Agreement due to an event of Force Majeure that lasts longer than six (6) months.

(c)                                  Should any involuntary proceeding be initiated against Buyer under the bankruptcy or insolvency laws, which involuntary proceeding remains undismissed for thirty (30) consecutive days, or in the event of the initiation by the Buyer of a voluntary proceeding under the bankruptcy or insolvency laws.

4.3                               Buyer’s Right to Terminate. Buyer shall have the right to terminate this Agreement by written notice to Seller, submitted no later than thirty (30) days following the occurrence of the following:

(a)                                  Should Seller commit a material breach of this Agreement and such breach remains uncured for 30 days following written notice of such breach from Buyer.

(b)                                 Should Seller fail to perform its obligations under this Agreement due to an event of Force Majeure that lasts longer than six (6) months.

(c)                                  Should any involuntary proceeding be initiated against Seller under the bankruptcy or insolvency laws, which involuntary proceeding remains undismissed for thirty (30) consecutive days, or in the event of the initiation by Seller of a voluntary proceeding under the bankruptcy or insolvency laws.

(d)                                 Buyer may terminate this Agreement for any reason, provided that Buyer shall give Seller at least sixty (60) days written notice prior to such termination.

4.4                               Buyer Termination Under 4.3(d). If Buyer terminates this Agreement under Section 4.3(d), Buyer shall pay Seller a termination fee in accordance with the termination fee schedule presented in Exhibit E, which termination fee shall be calculated as of actual termination of the Agreement (from the end of the notice period identified in Section 4.3(d)).

4.5                               Conditions of Termination. In the event this Agreement is terminated by Seller under Section 4.2a or by Buyer under Section 4.3a, the party invoking its right to terminate shall be entitled to seek any available rights or remedies including, without limitation, the right to specifically enforce the terms and provisions of this Agreement. In the event this Agreement is terminated pursuant to Sections 4.2b, 4.2c, 4.3b, or 4.3c, neither party shall have any further obligation to the other following such termination. Notwithstanding such termination, Buyer shall remain obligated to pay Seller for all LFG used by Buyer prior to termination.

ARTICLE V—LANDFILL GAS (LFG) STANDARDS

5.1                               Landfill Gas Standards. Seller makes warranties with respect to the LFG to be delivered to Buyer under this Agreement as shown in Exhibit D. If testing shows the LFG does not meet any of the criteria shown in Items 2 through 7 of Exhibit D to this Agreement, the price for LFG as provided for in Article 3.2 will be discounted by fifty cents per MMBTU until such time as a test of the LFG shows the LFG is again within tolerances listed in Items 2 through 7 of Exhibit D. For the first twelve (12) months after two consecutive LFG tests that such LFG does not meet the criteria for Items 2 through 7 of Exhibit D, Buyer will take as much LFG as Buyer can utilize without violating Buyer’s environmental air permits.

5.2                               Quantity Warranty and Remedy. While Buyer and Seller acknowledge that Seller is not guaranteeing that any specific quantities of LFG will be delivered to Buyer and that the quantities set forth in Exhibit B are merely projections, Seller shall operate the Landfill and Seller’s Equipment in a prudent and efficient manner in order to attempt to provide Buyer with the projected daily MMBTU as set forth in Exhibit B.

5.3                               LFG Scrubbing. If Buyer wishes to install equipment to scrub or clean the LFG prior to delivery to Buyer, Seller will grant Buyer an easement to allow Buyer to install and operate LFG scrubbing at the Landfill. Buyer will be responsible for design, installation, operation, and capital costs of LFG scrubbing equipment. Buyer will deliver to Seller all nonhazardous materials scrubbed from the LFG, and Seller will properly dispose of all such materials at Seller’s sole expense.

(a)                                  Buyer shall remain the owner of any scrubbing equipment that is installed by Buyer at the Landfill pursuant to Section 5.3. Buyer will be free to remove any and all such scrubbing equipment at its sole discretion.

5.4                               Landfill Gas Testing. Seller shall cause and pay for testing of the LFG at least every six (6) months during the term of this Agreement. Seller shall use a laboratory accredited by the National Environmental Laboratory Accreditation Conference. Seller shall share results of tests with Buyer as soon as results are available. Testing shall be done in accordance with the testing requirements specified in Exhibit D to this Agreement. If the results of any LFG test show that the LFG does not meet any of the criteria listed in Items 2 through 7 in Exhibit D, testing of LFG will be performed at least every three (3) months until a test shows the LFG again meets all the criteria listed in Exhibit D.

ARTICLE VI—COORDINATION OF INTERRUPTIONS

6.1                               Scheduled Interruption. The Buyer and Seller shall coordinate timing of any Scheduled Interruption of their respective systems in order to minimize overall project downtime. Notice of a Scheduled Interruption by either Buyer or Seller shall be given to the other party as soon as practicable and not less than three (3) days prior to occurrence of the Scheduled Interruption. Notice shall include the reason for and expected duration of the Scheduled Interruption.

6.2                               Unscheduled Interruption. In the event that an Unscheduled Interruption occurs on either the Buyer’s or Seller’s system, notice of the Unscheduled Interruption including the cause and estimated duration of the Unscheduled Interruption shall be given to the other party as soon as practicable and not more than four (4) hours following the occurrence of the Unscheduled Interruption. Notice shall also be given to the other party as soon as the Unscheduled Interruption has been remedied and regular delivery of LFG can resume. Should Buyer notify Seller of an unscheduled Interruption, Seller agrees that it will keep the pressure in the pipeline within reasonable limits.

ARTICLE VII—TAXES

7.1                               Taxes. Buyer shall be responsible only for applicable sales and use taxes and fees, if any, when billed for the handling of the LFG delivered to the Facility.

ARTICLE VIII—REPRESENTATIONS AND WARRANTIES

8.1                               Representations and Warranties of Seller. Seller represents and warrants that:

(a)                                  This Agreement has been duly authorized by all necessary persons and bodies and Seller has full power and authority to enter into this Agreement and perform its obligations hereunder.

(b)                                 Seller is not a party to any litigation, or subject to any judgment, order, or decree, or party to any other contract, which would materially affect its performance of its obligation under this Agreement.

(c)                                  Seller has full and unqualified title and/or authority to sell LFG to be delivered to Buyer hereunder, and all of the LFG sold and delivered to Buyer is free from any and all liens, claims, and encumbrances. Seller shall hold Buyer harmless from and against all claims, suits, actions, damages, losses, costs, and expenses of every kind and character arising from each and every claim of any and all persons against such LFG prior to its delivery at the Delivery Point.

(d)                                 Seller will deliver the LFG to Buyer in accordance with the Specifications, Items 2 through 7 set forth in Exhibit D.

8.2                               Representations and Warranties of Buyer. Buyer represents and warrants that:

(a)                                  Buyer is a duly organized and validly existing corporation under the laws of the state of South Dakota, with full power and authority to own the Facility and carry on its business in South Dakota.

(b)                                 Buyer has done its due diligence and agrees that the LFG delivered to Facility will be acceptable for use in its Facility, so long as such LFG meets the standards set forth in Items 2 through 7 of Exhibit D. Buyer shall be solely responsible for all EPA compliance issues after the LFG is delivered to Buyer and shall hold Seller harmless from and against all claims, suits, actions, damages, losses, costs, and expenses of every kind and character arising from each and every claim of any and all persons against the LFG after its delivery to the Delivery Point.

(c)                                  This Agreement has been duly authorized and Buyer has full power and authority to enter into this Agreement and perform its obligations hereunder.

(d)                                 Buyer is not a party to any litigation, or subject to any judgment, order, or decree, or party to any other contract, which would materially affect its performance of its obligations under this Agreement.

ARTICLE IX—FORCE MAJEURE

9.1                               Force Majeure. If either party is rendered unable, wholly or in part, by a Force Majeure event to carry out its Obligations under this Agreement, other than to make payment for amounts accrued, it is agreed that upon such party giving notice and reasonably full particulars of such Force Majeure event in writing to the other party as soon as possible after the occurrence of the cause relied on, then the obligations of the Party giving such notice, so far as they are affected by such Force Majeure event, shall be suspended during the continuance of any inability so caused but for no longer period and such cause shall, as far as possible, be remedied with all reasonable dispatch.

9.2                               Strikes and Lockouts. It is understood and agreed that the settlement of strikes or lockouts shall be entirely within the discretion of the party experiencing the strike or lockout or having the difficulty, and that the foregoing requirement that any Force Majeure shall be remedied with all reasonable dispatch shall not require the settlement of strikes or lockouts by acceding to the demands of the opposing party when such course is inadvisable in the discretion of the party having the difficulty.

ARTICLE X—INDEMNITY

10.1                        Buyer’s Environmental Indemnity. Buyer agrees to indemnify and hold Seller, its agents, contractors, subcontractors, employees, or invitees harmless from any and all claims, damages, fines, judgments, penalties, costs, liabilities, or losses arising from or due to the presence of Hazardous Materials on Buyer’s property either existing at the time of or which may have been brought to its property after the execution of this Agreement, provided that Buyer shall have no obligation under this Article 10.1 for Hazardous Materials which are introduced to or released on Buyer’s property by Seller, its agents, contractors, subcontactors, employees, or invitees.

10.2                        Seller’s Environmental Indemnity. Seller agrees to indemnify and hold Buyer, its agents, contractors, subcontractors, employees, or invitees harmless from and against any and all claims, damages, fines, judgments, penalties, costs, liabilities, or losses arising from or due to the presence of Hazardous Materials in or on the Landfill or which may flow, diffuse, migrate, or percolate into, onto, or under the Landfill from neighboring property, or from the Landfill to neighboring property or groundwater after this Agreement commences.

10.3                        Seller’s Indemnity. Seller shall indemnify, defend, and hold harmless Buyer from and against any claims, loss, damages, liabilities, fines, penalties, cost, and expense, including court costs and reasonable attorneys’ fees incurred or suffered by Buyer:

(a)                                  To the extent relating to the LFG while in Seller’s control and possession.

(b)                                 For personal injury, death, or property damage caused by Seller or its agents’ negligent acts or omissions arising from or relating to this Agreement.

(c)                                  Arising from claims or liens for labor performed or materials furnished for Seller’s Landfill or relating to Seller’s Equipment.

10.4                        Buyer’s Indemnity. Buyer shall indemnify, defend, and hold harmless Seller from and against any claims, loss, damage, liabilities, fines, penalties, cost, and expense, including court costs and reasonable attorneys’ fees, incurred or suffered by Seller:

(a)                                  To the extent relating to the LFG while in Buyer’s control or possession.

(b)                                 For personal injury, death, or property damage caused by Buyer or its agents’ negligent acts or omissions arising from or relating to this Agreement.

(c)                                  Arising from claims or liens for labor performed or materials furnished for Buyer’s Facility or relating to Buyer’s Equipment.

10.5                        Limitation of Liability. Notwithstanding any other term of this Agreement to the contrary, in no event shall either party be liable to the other with respect to any claim, whether based on contract, tort (including negligence), warranty, strict liability, implied warranty, or otherwise, for any indirect, special, incidental, or consequential loss or damage of any type, including, but not limited to lost profits and damage to goodwill or reputation.

ARTICLE XI—INSURANCE

11.1.                     Seller shall bear full risk for all property and casualty loss associated with the LFG up to and until the Delivery Point. Buyer shall bear full risk for all property and casualty loss and damage associated with the receipt of the LFG from the Delivery Point. Each party shall insure against such loss with a policy or policies providing general liability coverage in an amount of $5,000,000

ARTICLE XII—MISCELLANEOUS PROVISIONS

12.1                        Assignability. Except as otherwise provided, neither party may at any time transfer, assign, or delegate its rights or duties under this Agreement without the express prior written consent of the other party, which shall not be unreasonably withheld; and the terms of this Agreement shall be binding on and inure to the benefit of the successors and assigns of the parties.

12.2                        Pipeline Construction Commencement. Upon execution of this Agreement, Buyer will diligently begin the permitting process for use of the LFG having specifications as set forth in Items 2 through 7 in Exhibit D. Seller agrees not to incur any costs associated with providing LFG to Buyer until such permitting is approved, or upon written notice from Buyer, whichever occurs first. However, if neither shall occur prior to December 31, 2008, Seller shall have the right at its election to either declare this agreement void and of no consequence or to create by notice to Buyer, a new date by which permitting must be completed. Seller agrees that it will be ready to begin supplying LFG to Buyer within eighteen (18) months of when (a) permitting is approved, or (b) Seller receives written notice from Buyer to proceed with incurring costs.

12.3                        Environmental Compliance Incentives. The Buyer, at its option, and for whatever time period(s) it may elect, has the right to own, hold title to, take credit for, transfer, or sell in any manner it chooses any credits, allocation, allowance, rebate, or like mechanism, arising out of the reduction of any or all air emissions, including greenhouse gas and carbon emissions, from LFG purchased and used by Buyer, that the Buyer is legally entitled to, or that both the Buyer and Seller are legally entitled to. This includes the right for Buyer to own, hold title to, take credit for, transfer or sell in any manner it chooses any baseline emission level or allocation (whether to Buyer or Seller, for any baseline period, and whether or not under any existing or future federal, state, local, private or voluntary law, regulation, rule, ordinance, or agreement), from which emissions are reduced arising out of LFG purchased and used by the Buyer, that the Buyer is legally entitled to, or that both the Buyer and Seller are legally entitled to. Any environmental credits or incentives that the Buyer is legally entitled to, or that both the Buyer and Seller are legally entitled to, sometimes referred to as voluntary or certified emissions reduction credits, green tags, renewable energy credits, etc., arising out of the purchase and use of the LFG by the Buyer and any indirect credits and incentives or low carbon fuel certificates based on the life cycle analysis of the Facility will belong to the Buyer. The Seller, at its option, and for whatever period(s) it may elect, has the right to own, hold title to, take credit for, transfer, or sell in any manner it chooses, credits, allocation, allowance, rebate, or like mechanism, arising out of the reduction of any or all air emissions, including greenhouse gas and carbon emissions, from the LFG purchased and used by Buyer, that the Seller and not the Buyer is legally entitled to. This includes the right for the Seller to own, hold title to, take credit for, transfer, or sell in any manner it chooses any baseline emission level or allocation (for any baseline period and whether or not under any existing or future federal, state, local, private or voluntary law, regulation, rule, ordinance, or agreement), from which emissions are reduced arising out of LFG purchased and used by the Buyer, that the Seller, and not the Buyer, is legally entitled to.

Any environmental credits or incentives that the Seller, and not the Buyer, is legally entitled to, sometimes referred to as voluntary or certified emissions reduction credits, green tags, renewable energy credits, etc., arising out of the purchase and use of the LFG by the Buyer and any indirect credits and incentives or low carbon fuel certificates based on the life cycle analysis of the Facility will belong to Seller. For purposes of this provision, environmental credits or incentives associated with the installation of a voluntary landfill gas collection system and the subsequent destruction of the methane content therein by a control system of either Buyer or Seller shall be deemed to belong to the Seller, to the extent such environmental credits or incentives are available to the Seller. For purposes of this provision, environmental credits or incentives associated with the displacement of fossil fuel at the Facility shall be deemed to belong solely to the Buyer.

12.4                        Severability and Non-Waiver. In the event any sentence or section of this Agreement is declared by a court of competent jurisdiction to be void, such sentence or section shall be deemed severed from the remainder of this Agreement, and the balance of this Agreement shall remain in effect. Either party’s waiver of any breach, or failure to enforce any of the terms and conditions of this Agreement, shall not in any way affect, limit, or waive such party’s right thereafter to enforce and compel compliance with every term and condition of this Agreement or to terminate this Agreement for breach.

12.5                        Rights and Remedies. In the event of a material breach of this Agreement by either party, the nonbreaching party shall have all rights and remedies available under the statutes of the state of South Dakota, including the right to require that this agreement be performed in accordance with its written terms and conditions.

12.6                        Notices. Any notice which is permitted or required under this Agreement shall be duly given if in writing and either delivered personally to the person whom it is required to be given or sent registered or certified mail, return receipt requested, postage prepaid as follows:

If to Buyer:	POET Biorefining—Chancellor
Attention: General Manager
27716 462nd Avenue
Chancellor, SD 57015

Copy to:	POET, LLC
Attention: Legal Department
4615 North Lewis Avenue
Sioux Falls, SD 57104

If to Seller:	City of Sioux Falls
Attention: Landfill Superintendent
224 West Ninth Street
P.O. Box 7402
Sioux Falls, SD 55117

Copy to:	City of Sioux Falls
Attention: City Attorney’s Office
224 West Ninth Street
P.O. Box 7402
Sioux Falls, SD 55117

12.7                        Access. Upon reasonable advance notice not less than 24 hours, each party agrees to provide the other, and its agents, representatives, and contractors with access to its property and equipment during normal business hours (not including nights, weekends, and holidays) for the purpose of inspection and carrying out its rights and obligations under this Agreement. While on Buyer’s property, Seller, its agents, and contractors shall at all times conduct themselves in a safe and prudent manner. While on Seller’s property, Buyer, it agents, and contractors shall at all times conduct themselves in a safe and prudent manner.

12.8                        Counterparts. The Agreement may be executed in several counterparts, and as executed shall constitute one agreement binding on all of the parties hereto.

12.9                        Captions. Captions in this Agreement are solely for the convenience of the parties and are not part of the Agreement, and shall not be used for the interpretation or determination of the validity of the Agreement or any provision thereof.

12.10                 Entire Agreement. This Agreement constitutes the entire understanding between the parties with respect to the subject thereof.

12.11                 Governing Law. This Agreement shall be governed by the substantive laws of the state of South Dakota without reference to its conflicts of law provisions.

12.12                 Amendments. The Agreement and any part thereof may be amended at any time by mutual agreement of the parties. However, no modifications, alteration, amendment, or revision of this Agreement shall be binding upon either party unless executed in writing by the party to be bound.

12.13                 Independent Contractors. Seller and Buyer are independent contractors. Neither party is or shall be deemed an agent, servant, or employee of or a joint venture with the other party, and neither party shall have the authority to incur debts or liabilities in the name of the other or otherwise bind the other party to any contract, debt, or other obligation.

IN WITNESS WHEREOF, the parties have executed this agreement the day and year first above written.

POET BIOREFINING—CHANCELLOR		CITY OF SIOUX FALLS

By:	/s/ Jeff Lautt	By:	/s/ Dave Munson

Printed Name:	Jeff Lautt	Printed Name:	Dave Munson

Title:	Executive Vice President	Title:	Mayor

ATTEST:

City Clerk

List of Exhibits

Exhibit A	Map of Pipeline Route

Exhibit B	MMBTU Annual Projections

Exhibit C	(Blank)

Exhibit D	Landfill Gas Standards

Exhibit E	Termination Fee Schedule

EXHIBIT A

SIOUX FALLS REGIONAL SANITARY LANDFILL
T:99N
MINNEHAHA CO.
PROPOSED PIPELINE PATH
T:100N
BROTHERSFIELD TWP.
PARKER TWP.
LINCOLN CO.
CHAN-CELLOR
GREAT PLAINS ETHANOL FACILITY
R:52W

Exhibit B

Projected MMBtu/Hour Rates
Sioux Falls Regional Sanitary Landfill Pipeline to Chancellor Ethanol Plant
February 4, 2008

Million Btu/ Hour
110
100
90
80
70
60
50
40
30
20
10
0
34
35
55
58
60
61
66
69
74
78
82
85
87
89
92
94
97
99
97
2008
2009
2010
2011
2012
2013
2014
2015
2016
2017
2018
2019
2020
2021
2022
2023
2024
2025
2026
MMBtu/Hour

Exhibit C

Intentionally Left Blank.

Exhibit D

Landfill Gas Standards

1.	Quantity—see Exhibit B.

2.	Methane Content—450 MMBTU/SCF or greater based on Higher Heating Value.

3.	Particulate Size—3 micron maximum.

4.	Pressure—minimum pressure of twenty (20) psi measured after the Facility Flow Meter (before the regulator).

5.	Moisture—maximum dew point of 39 degrees F.

6.	Maximum Sulfur Content—500 parts per million (by volume) (ASTM Method D5504).

7.	Maximum Chloride Content—40 parts per million (by volume) (EPA Method TO-15, Chloride compounds only).

Exhibit E

Termination Fee Schedule

Termination Month Following Effective Date of Agreement	Termination Fee
1-12	$8,000,000
13-24	$6,000,000
25-36	$4,000,000
37-48	$3,000,000
49-60	$2,000,000
61-72	$2,000,000
73-84	$2,000,000
85-96	$1,000,000
97-108	$1,000,000
109-120	$500,000